Exhibit (a)(1)(G)

Supplement to

OFFER TO PURCHASE FOR CASH

All the Outstanding Limited Partnership Units of
WESTIN HOTELS LIMITED PARTNERSHIP
at
$735 PER UNIT
by
WHLP ACQUISITION LLC
a Wholly Owned Subsidiary of
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

SOLICITATION OF CONSENTS TO PROPOSALS
TO AMEND THE PARTNERSHIP AGREEMENT AND
EFFECT A MERGER
Dated November 4, 2003

THE OFFER, THE WITHDRAWAL RIGHTS FOR THE OFFER AND THE SOLICITATION PERIOD FOR THE CONSENTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 6, 2004, UNLESS WE EXTEND THE OFFER (AS SO AMENDED, THE “EXPIRATION DATE”).

       This Supplement to the Offer to Purchase and Solicitation Statement (this “Supplement”) amends and supplements the Offer to Purchase and Solicitation Statement dated November 4, 2003 (the “Offer to Purchase and Solicitation Statement”) of WHLP Acquisition LLC (“Purchaser”), a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”). This Supplement should be read in conjunction with the Offer to Purchase and Solicitation Statement. Unless otherwise defined in this Supplement, terms used in this Supplement and defined in the Offer to Purchase and Solicitation Statement will be used as defined in the Offer to Purchase and Solicitation Statement. Unless the context otherwise requires, the terms “Agreement of Assignment and Transfer” and “Consent Form” will be used to refer to the amended forms of those documents that are being delivered to you with this Supplement.

      This Supplement has been prepared to disclose the terms of and conditions to the amended Offer and Consent Solicitation and to update certain information included in the Offer to Purchase and Solicitation Statement with respect to events that have occurred since the distribution of the Offer to Purchase and Solicitation Statement. A summary of the principal terms of the amended Offer and Consent Solicitation appears on pages 1 through 9 of this Supplement.

      Starwood has increased the offer price to $735 in cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after January 1, 2004 (the “Offer Price”), for all the Units of the Partnership. In addition, Starwood has revised the conditions to the Offer to:

•	Eliminate the condition that a majority of the Units be tendered in the Offer;

•	Eliminate the condition that Starwood receive valid consents from Limited Partners who collectively hold more than 50% of the Units (“Majority Consent”) to the proposals to amend the Partnership Agreement and to approve the Merger and the Merger Agreement; and

•	Eliminate the condition that the proposed amendments to the Partnership Agreement have been adopted and shall be in full force and effect.

      A Unitholder may tender any or all Units that it owns. Unitholders that have previously tendered their Units to us need not take any further action and will receive the new $735 per Unit Offer Price regardless of when they tendered their Units. If we receive Majority Consent to the Proposals to amend the transfer restrictions contained in the Partnership Agreement so that they are no longer applicable to the Offer, we intend to purchase all the Units validly tendered in the Offer and not withdrawn. If we receive less than Majority Consent to some of our Proposals, we may not be able to acquire more than approximately 38% of the Units (or fewer, depending on the number of other transfers of Units), in which case the number of Units we will purchase from each tendering Unitholder will be reduced pro rata based on the number of Units tendered.

      THE AMENDED OFFER IS CONDITIONED UPON CERTAIN CONDITIONS DESCRIBED IN “THE TENDER OFFER — CONDITIONS TO THE OFFER,” INCLUDING THE NEW CONDITIONS THAT WE CONCLUDE IN OUR REASONABLE DISCRETION THAT THE PARTNERSHIP WILL (I) EITHER IN CONNECTION WITH THE COMPLETION OF OUR OFFER OR AT A SUBSEQUENT DATE OR DATES, RECOGNIZE THE TRANSFER OF UNITS TO US IN CONNECTION WITH THE OFFER AND (II) GIVE ITS WRITTEN CONSENT TO OUR BECOMING A SUBSTITUTED LIMITED PARTNER AS DEFINED IN THE PARTNERSHIP AGREEMENT. WE RESERVE THE RIGHT TO WAIVE ANY OF THE CONDITIONS OR TO EXTEND THE OFFER, UPON THE TERMS OF AND SUBJECT TO THE CONDITIONS CONTAINED IN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND THIS SUPPLEMENT.

      Starwood has amended the Consent Solicitation in the following ways: (i) by extending the time during which the Consent Solicitation remains open until 5:00 p.m., Eastern time, on February 6, 2004, unless further extended; and (ii) by amending the definition of “Qualified Tender Offer” in Proposal No. 2 to mean an offer to purchase all the Units for cash in which the offeror publicly discloses that it intends to consummate a Qualified Merger following the completion of such offer if, following the completion of the offer, the offeror owns a majority of the Units.

      If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered a green Consent Form to us. See “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

      You should read this entire document, the Offer to Purchase and Solicitation Statement previously sent to you, the Agreement of Assignment and Transfer and the Consent Form before deciding whether to tender your Units to us or consent to any of the Proposals. Each of these documents contains important information.

January 30, 2004

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		S-i
SPECIAL FACTORS		S-1
1.	RISK FACTORS	S-1
2.	BACKGROUND TO THE OFFER	S-2
3.	PURPOSE OF THE OFFER; FUTURE PLANS	S-5
4.	FAIRNESS OF THE OFFER	S-6
5.	DETERMINATION OF THE OFFER PRICE	S-8
8.	EFFECTS OF THE OFFER	S-9
CERTAIN INFORMATION CONCERNING PURCHASER, STARWOOD, THE GENERAL PARTNER AND THE PARTNERSHIP		S-11
3.	SOURCE AND AMOUNT OF FUNDS FOR THE OFFER	S-11
THE TENDER OFFER		S-12
1.	TERMS OF THE OFFER	S-12
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS	S-12
4.	PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING UNITS	S-14
7.	CONDITIONS TO THE OFFER	S-15
THE CONSENT SOLICITATION		S-16
OTHER MATTERS		S-17
2.	AVAILABLE INFORMATION; INCORPORATION BY REFERENCE	S-17
ANNEX E		S-17

i

SUMMARY TERM SHEET

      WHLP Acquisition LLC (“Purchaser”), a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), is offering to purchase all the outstanding units of limited partnership interest (the “Units”) in Westin Hotels Limited Partnership (the “Partnership”) for $735 in cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after January 1, 2004 (the “Offer Price”), and is soliciting the consent of the limited partners of the Partnership (the “Limited Partners”) to amend the Partnership’s Amended and Restated Agreement of Limited Partnership, dated December 31, 1986, as amended (the “Partnership Agreement”), and to effect the Merger (defined below), in each case upon the terms of and subject to the conditions set forth in this Supplement, the Offer to Purchase and Solicitation Statement dated November 4, 2003 (the “Offer to Purchase and Solicitation Statement”), the Agreement of Assignment and Transfer and the Consent Form, as each has been or may be amended or supplemented from time to time. The following are some of the questions that you, as a holder of Units (“Unitholder”) and/or Limited Partner, may have and the answers to those questions. You should read carefully this Supplement, the Offer to Purchase and Solicitation Statement previously delivered to you, the Agreement of Assignment and Transfer and the Consent Form in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Supplement and in those documents. Unless otherwise defined in this Supplement, terms used in this Supplement and defined in the Offer to Purchase and Solicitation Statement will be used as defined in the Offer to Purchase and Solicitation Statement. Unless the context otherwise requires, the terms “Agreement of Assignment and Transfer” and “Consent Form” will be used to refer to the amended forms of those documents that are being delivered to you with this Supplement.

      The terms “Purchaser,” “we,” “us” and “our” refer to WHLP Acquisition LLC, and references to affiliates of either Starwood or Purchaser exclude Westin Realty Corp., a wholly owned subsidiary of Starwood and the general partner (the “General Partner”) of the Partnership, and 909 North Michigan Avenue Corp. (“909 Corp.”), a wholly owned subsidiary of Starwood and both the manager of the Partnership’s hotel, The Westin Michigan Avenue, Chicago (the “Michigan Avenue Hotel”), and the general partner of the Partnership’s subsidiary limited partnership that directly owns the Michigan Avenue Hotel. The General Partner, a subsidiary of Starwood, is the sole general partner of the Partnership.

Why are you sending me this Supplement?

•	We are sending you this Supplement to inform you of the amended terms of our Offer and Consent Solicitation and to update you with respect to certain events that have occurred since the distribution of the Offer to Purchase and Solicitation Statement.

What are the amended terms of your Offer?

•	On January 22, 2004, we amended our Offer to, among other things:

•	Increase the Offer Price from $700 to $735 per Unit in cash, less the amount of any cash distributions made or declared with respect to the Units on or after January 1, 2004 (Unitholders who have already tendered their Units to us will receive the new Offer Price);

•	Extend the time during which our Offer will remain open until 5:00 p.m., Eastern time, on February 6, 2004, unless further extended;

•	Eliminate the conditions to our Offer that:

•	At least a majority of the issued and outstanding Units shall have been validly tendered and not withdrawn on or before the Expiration Date (the “Minimum Condition”); and

•	On or before the Expiration Date, Purchaser shall have received the valid written consent to each of the Proposals, as described in “THE CONSENT SOLICITATION,” which consent shall not have been revoked, by Limited Partners who collectively hold more than (i) 10% of the Units with respect to Proposal No. 1 (regarding the submission of the Amendments to the Partnership

Agreement and a related statement of purpose to the General Partner on your behalf, as your attorney-in-fact), and (ii) 50% of the Units with respect to each other Proposal (regarding the actual Amendments to the Partnership Agreement and the approval of the Merger and the Merger Agreement) (the “Consent Condition”).

•	We are also amending our Offer in the following ways:

•	To eliminate the condition to our Offer that the proposed Amendments shall have been adopted and shall be in full force and effect (the “Amendment Effectiveness Condition”); and

•	To add the conditions to our Offer that:

•	We conclude in our reasonable discretion that the Partnership will, either in connection with the completion of our Offer or at a subsequent date or dates, recognize the transfer of Units to us in connection with the Offer; and

•	We conclude in our reasonable discretion that the Partnership will give its written consent to our becoming a Substituted Limited Partner as defined in the Partnership Agreement.

We reserve the right to waive any of the conditions or to extend the Offer, upon the terms of and subject to the conditions contained in the Offer to Purchase and Solicitation Statement and this Supplement.

How are you amending the Consent Solicitation?

•	We are amending the Consent Solicitation in the following ways:

•	To extend the time during which the Consent Solicitation remains open until 5:00 p.m., Eastern time, on February 6, 2004, unless further extended; and

•	To amend the definition of “Qualified Tender Offer” in Proposal No. 2 to mean an offer to purchase all the Units for cash in which the offeror publicly discloses that it intends to consummate a Qualified Merger following the completion of such offer if, following the completion of the offer, the offeror owns a majority of the Units.

If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered a green Consent Form to us. See “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

•	See “THE CONSENT SOLICITATION.”

Do these changes to your Offer and Consent Solicitation affect your ability to purchase Units in the Offer?

•	Yes. If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the definition of “Qualified Tender Offer” and the definition of ”Qualified Merger” or (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described above and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

•	Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

Do these changes to your Offer and Consent Solicitation affect your ability to complete the Merger?

•	Yes. We intend to effect a merger between us or one of our affiliates and the Partnership (the “Merger”) only if:

•	We receive valid consents from Limited Partners who collectively hold more than 50% of the Units (“Majority Consent”) to the Proposals to amend the Partnership Agreement to (i) include the amended definition of “Qualified Tender Offer” and the definition of ”Qualified Merger” and (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered in the Offer and not withdrawn; or

•	We receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of ”Qualified Merger” in the Partnership Agreement; (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger; and (iii) approve the Merger and the Merger Agreement.

•	In all other events, we do not intend to effect the Merger.

•	If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to transfers made in connection with such offers and mergers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

How much are you now offering for my Units?

•	We are now offering to purchase your Units for $735 per Unit in cash, less the amount of any cash distributions made or declared on or after January 1, 2004. See “THE TENDER OFFER — Terms of the Offer; Expiration Date.”

How does your Offer and Consent Solicitation compare with the pending offer by Kalmia Investors, LLC?

•	Our offer is superior to Kalmia’s offer dated January 8, 2004, as amended (the “January Kalmia Offer”), in several important respects:

•	We are offering $10 per Unit more than Kalmia;

•	Except as described in the next sentence, if we accept your tendered Units for payment, we will pay you for those Units promptly after the expiration of our Offer (subject to the possible pro rata reduction of Units that we can purchase in the Offer as described elsewhere in this Supplement). If we do not receive Majority Consent to the Proposals to render the transfer restrictions inapplicable to our Offer and we receive the relief we have requested from the staff of the SEC, we may delay payment for a limited number of Units (not to exceed 10% of the Units) on a pro rata basis until the transfers of those Units are recognized by the Partnership at the end of subsequent quarters. See “THE TENDER OFFER — Acceptance for Payment and Payment for Units.” Kalmia has stated that it expects to delay payment for all Units until at least March 31, 2004; and

•	We are conducting a consent solicitation which, if successful, will make our Offer superior to the January Kalmia Offer in the following ways:

•	We are soliciting consents to Proposals to (i) render the transfer restrictions contained in Section 11.01 of the Partnership Agreement inapplicable to transfers of Units made in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, (ii) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (iii) approve the Merger and the Merger Agreement. If we receive Majority Consent to (x) the first and second Proposals described above and at least a majority of the Units are validly tendered and not withdrawn in the Offer, or (y) all three Proposals described above (whether or not a majority of the Units are validly tendered and not withdrawn in the Offer), we intend to effect the Merger and to cash out all non-tendering Unitholders at the Offer Price, with the consequence that the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code should have limited or no effect on the Unitholders.

•	Kalmia, on the other hand, is not soliciting consents to amend any provision of the Partnership Agreement and is not committing to effect a back-end merger. Accordingly, based on the terms of the Partnership Agreement, Kalmia cannot purchase more than approximately 38% of the Units in its offer. Even if Kalmia were to acquire more than approximately 38% of the Units in its offer, if it does so non-tendering Unitholders may suffer negative tax consequences as a result of the deemed termination of the Partnership for United States federal income tax purposes because Kalmia has stated that it does not intend to effect a back-end merger. Counsel to the GP Board has sent a letter to Kalmia’s counsel urging Kalmia to either commit to effect a back-end merger or seek to amend the Partnership Agreement to render the transfer restrictions inapplicable to its offer. We believe this letter reflects the GP Board’s belief that, absent an amendment to the Partnership Agreement, Kalmia’s ability to purchase Units in its offer is limited by the transfer restrictions.

What does the General Partner think of your Offer and Consent Solicitation?

•	The General Partner has not yet taken a position with respect to our amended Offer or our amended Consent Solicitation. In response to our prior Offer of $700 per Unit, on December 29, 2003 the Partnership amended the Schedule 14D-9 it had filed with the SEC on November 18, 2003 with respect to our Offer (the “Partnership’s Starwood 14D-9”). In the Partnership’s Starwood 14D-9, as so amended, the Partnership did not express an opinion, or make a recommendation, and remained neutral regarding our $700 per Unit Offer. The Partnership is required to amend the Partnership’s Starwood 14D-9 in response to our amended Offer. See “SPECIAL FACTORS — Background to the Offer.”

•	Although the General Partner remained neutral regarding our prior offer of $700 per Unit, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), the Partnership’s independent financial advisor, rendered an opinion included in the Partnership’s Starwood 14D-9, as amended, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, our $700 per Unit Offer Price was fair to a Limited Partner from a financial point of view. Houlihan Lokey rendered that opinion before we amended our Offer to eliminate the Minimum Condition and the Consent Condition. Based on Houlihan Lokey’s opinion as to the fairness, from a financial point of view, to a Limited Partner of the January Kalmia Offer, we believe that Houlihan Lokey will find our enhanced Offer Price of $735 per Unit to be fair to a Limited

Partner from a financial point of view despite our elimination of the Minimum Condition, Consent Condition and the Amendment Effectiveness Condition. See “SPECIAL FACTORS — Background to the Offer,” “SPECIAL FACTORS — Fairness of the Offer” and “SPECIAL FACTORS — Determination of the Offer Price.”

What does the General Partner think of Kalmia’s offer?

•	In response to the January Kalmia Offer, the Partnership filed a Schedule 14D-9 with the SEC on January 20, 2004 (the “Partnership’s Kalmia 14D-9”). In the Partnership’s Kalmia 14D-9, the Partnership did not express an opinion, or make a recommendation, and remained neutral regarding the January Kalmia Offer.

•	Although the General Partner remained neutral, Houlihan Lokey rendered an opinion included in the Partnership’s Kalmia 14D-9 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $725 per Unit offer price in the January Kalmia Offer was fair to a Limited Partner from a financial point of view. However, Houlihan Lokey’s opinion regarding the January Kalmia Offer assumes that the January Kalmia Offer is fully subscribed and does not address the fairness from a financial point of view of that offer to Unitholders who elect not to tender in the January Kalmia Offer or who elect to tender in that offer but who are subject to a pro rata reduction of the number of Units they can tender due to the applicability of the transfer restrictions contained in the Partnership Agreement.

•	Counsel to the GP Board sent a letter to Kalmia’s counsel, dated January 20, 2004, urging Kalmia to either commit to effect a back-end merger or seek to amend the Partnership Agreement to render the transfer restrictions inapplicable to its offer. We believe this letter reflects the GP Board’s belief that, absent an amendment to the Partnership Agreement, Kalmia’s ability to purchase Units in its offer is limited by the transfer restrictions.

•	In the Partnership’s Kalmia 14D-9, the General Partner stated its belief that the absence of a commitment to consummate a back-end merger may be seen by Limited Partners as a reason to tender their Units even if they otherwise might prefer not to sell their Units at this time for $725 per Unit.

•	The General Partner has stated that Unitholders cannot be assured that Kalmia has sufficient capital to pay for Units solicited in the January Kalmia Offer because Kalmia has not engaged a depositary and because no complete audited financial statements of Kalmia are publicly available.

What are most significant conditions to the Offer?

•	As discussed above, we have eliminated three of the most significant conditions to our Offer, the Minimum Condition, the Consent Condition and the Amendment Effectiveness Condition. There are several remaining conditions to our Offer, the most significant of which include that:

•	We conclude in our reasonable discretion that the Partnership will, either in connection with the completion of our Offer or at a subsequent date or dates, recognize the transfer of Units to us in connection with the Offer; and

•	We conclude in our reasonable discretion that the Partnership will give its written consent to our becoming a Substituted Limited Partner as defined in the Partnership Agreement.

•	We reserve the right to waive these or any of the other conditions to our Offer.

•	See “THE TENDER OFFER — Conditions to the Offer.”

What are your future intentions?

•	We intend to effect the Merger if (i) we receive Majority Consent to (x) the Proposals to amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (y) the Proposals to render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to

Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered and not withdrawn in the Offer, or (ii) we receive Majority Consent to each of the Proposals described in clause (i) and the Proposal to approve the Merger and the Merger Agreement (whether or not a majority of the Units are validly tendered and not withdrawn in the Offer).

•	If the events described above do not occur or, if we are unable for regulatory or other legal reasons to effect the Merger, we may seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of these methods on such terms and at such prices as we shall determine, which may be different from the terms and price paid in the Offer. We also reserve the right to dispose of Units that we have acquired or may acquire.

•	See “SPECIAL FACTORS — Purpose of the Offer; Future Plans.”

If you complete the Offer, will the Partnership continue as a public entity?

•	If we effect the Merger, the Partnership will no longer be publicly owned, and its financial statements and other important information regarding the Partnership and its business will no longer be publicly available.

•	If transfers of Units in our Offer or otherwise result in there being less than 300 Unitholders, the Partnership will no longer be required to file periodic and other reports with the SEC. If the Partnership has fewer than 300 Unitholders after the Offer and we control the Partnership, we expect to take the necessary steps to terminate the Partnership’s obligations to file periodic and other reports with the SEC. We do not know whether the successful completion of the Offer will result in fewer than 300 Unitholders. Even if the Partnership no longer files periodic and other reports with the SEC, the Partnership would be obligated to comply with the annual and quarterly reporting requirements set forth in Section 12.04(e) of the Partnership Agreement.

•	See “SPECIAL FACTORS – Effects of the Offer.”

How was the amended Offer Price determined?

•	We determined our $735 per Unit Offer Price in relation to Kalmia’s lower offer price. In addition, we considered the fact that on December 26, 2003, Houlihan Lokey, the Partnership’s independent financial advisor, rendered an opinion to the Partnership to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, our $700 per Unit Offer Price was fair to a Limited Partner from a financial point of view. We also took into account information provided in the Partnership’s public filings, including its latest statements filed with the Partnership’s quarterly report filed on Form 10-Q for the quarter ended September 30, 2003. With this information, our knowledge of the industry and Houlihan Lokey’s more recent valuations of the Partnership with respect to our $700 per Unit Offer Price and the January Kalmia Offer, we generated an estimated enterprise value of the Partnership. See “SPECIAL FACTORS — Determination of the Offer Price.”

What is the market value of my units?

•	There is no established public market for the Units, although there is a limited secondary market for the Units. In July 2003, Windy City made a tender offer to purchase up to 15% of the outstanding Units for a proposed purchase price of $525 per Unit, reduced by the $50 transfer fee charged by the Partnership per transferring Unitholder and the amount of any cash distributions made or declared on or after July 7, 2003 (plus certain interest). In August and October 2003, Kalmia made two tender offers to purchase up to 58.94% and 54% of the Units, respectively, each for a proposed purchase price of $550 per Unit, less the amount of any cash distributions made on or after July 7, 2003 and October 1, 2003, respectively. According to Windy City’s and Kalmia’s public filings, 2.3% of the Units were accepted for payment in Windy City’s offer and 5.6% of the Units in the aggregate were accepted for payment in Kalmia’s offers. In January 2004, after we increased our $625 per Unit Offer Price to $700 per Unit, Kalmia initiated a third tender offer at a proposed price of $725 per Unit. The weighted average price per Unit for Units traded during the 12-months ended March 31, 2003 was $407.82, based on trades reported by The Partnership Spectrum, an industry publication. According to the American Partnership Board, in the first and second quarters of 2003, approximately 380 Units were traded through its auction process, at prices ranging from $418 to $507 per Unit. Prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices.

•	See “SPECIAL FACTORS — Determination of the Offer Price.”

Do you have the financial resources to pay the Offer Price for the Units?

•	Yes. If we buy all the Units, the aggregate amount of cash that we will need to purchase the Units and to pay related fees and expenses will be approximately $99,666,000 and $1,500,000, respectively. Starwood has committed to contribute to us, from its cash on hand, all the cash necessary to complete the Offer and to pay related fees and expenses. Starwood has the financial resources to meet this commitment. See “CERTAIN INFORMATION CONCERNING PURCHASER, STARWOOD, THE GENERAL PARTNER AND THE PARTNERSHIP — Source and Amount of Funds for the Offer.”

Will the Offer affect my Units if I do not tender them in the Offer?

•	Yes. If you do not tender your Units in our Offer and we are able to effect the Merger, you will be cashed out in the Merger and you will receive the same Offer Price per Unit that you would have received if you had tendered your Units in the Offer. If we complete the Offer but are unable to effect the Merger, the liquidity for your Units may decrease based on the number of Units we purchase. The Partnership has repeatedly stated that there is no public market for the Units, it is not anticipated that a public market for the Units will develop and privately negotiated sales and sales through intermediaries currently are the primary means available to liquidate an investment in the Units. See “SPECIAL FACTORS — Purpose of the Offer; Future Plans” and “SPECIAL FACTORS — Effects of the Offer.”

Are there possible restrictions or delays with respect to my ability to transfer my Units to you?

•	Yes. Unless amended as contemplated by the Consent Solicitation, the following provisions of the Partnership Agreement will restrict or delay your ability to transfer your Units in the Offer:

•	The General Partner may withhold its consent to our admission as a Substituted Limited Partner with respect to your Units, which would mean that we could not succeed to the voting and other non-economic rights associated with your Units;

•	Transfers of Units are not valid if counsel to the Partnership believes that the transfers would be likely to violate applicable laws or result in specific adverse tax consequences, such as a termination of the Partnership for United States federal income tax purposes which would occur if the transfer would result in 50% or more of the Units being transferred in a 12-month period. If we receive less than Majority Consent to the Proposals to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and to render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may only be able to acquire approximately 38% of the Units in the Offer (or fewer, depending on other transfers of Units). If we are unable to purchase all of the Units tendered in the Offer for any reason, the number of Units we would purchase in the Offer would be reduced pro rata based on the number of tendered Units;

•	Transfers of Units are recognized on the Partnership’s books only as of the last business day of a calendar quarter; and

•	The General Partner may suspend transfers of your Units if those transfers would result in 40% or more of the Units being transferred in a 12-month period. In the event that (i) the conditions to our Offer are met, (ii) we fail to obtain sufficient consents to render the transfer restrictions inapplicable to our Offer and (iii) the General Partner applies this 40% limitation, Starwood intends to accept for payment all Units tendered up to the 50% limitation described above. This would include those Units tendered in excess of the 40% limitation, even though transfers of those Units will not be recognized by the Partnership until subsequent quarters.

•	See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations” and “THE TENDER OFFER — Transfer Restrictions.”

How long do I have to decide if I want to tender my Units to you and deliver my consents?

•	You have until 5:00 p.m., Eastern time, on February 6, 2004, to tender your Units and deliver your consents to the Proposals. We may extend the Offer and the Consent Solicitation in our discretion. If we do so we will make a public announcement not later than 9:00 a.m., Eastern time, on the business day after the Offer and the Consent Solicitation are scheduled to expire. See “THE TENDER OFFER — Terms of the Offer; Expiration Date.”

What do I do if I have already tendered my Units to Kalmia but want to participate in your Offer instead?

•	If you have already tendered your Units in the January Kalmia Offer and you wish to tender your Units in our Offer instead, (i) you or your broker should notify Kalmia in writing before the expiration of Kalmia’s offer at Kalmia’s address listed in its offer to purchase, which notice must include your name, the number of Units to be withdrawn from the January Kalmia Offer and the name in which the Units you tendered to Kalmia are registered, and (ii) once your Units have been withdrawn from Kalmia’s offer, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the BLUE Agreement of Assignment and Transfer for our Offer.

•	For the convenience of Unitholders who have tendered any Units in the January Kalmia Offer, we have enclosed a PINK form of withdrawal notice for the January Kalmia Offer with this Supplement. Unitholders wishing to withdraw Units tendered in Kalmia’s offer should properly complete the PINK withdrawal notice and deliver it to Kalmia Investors, LLC, 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305.

•	See “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units — Withdrawing Units from the Kalmia Offer.”

Do I need to take any action if I have already delivered my consents to Starwood or tendered my Units?

•	If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered a green Consent Form to us. See “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

•	If you have already tendered your Units to Starwood you will receive the new Offer Price of $735 per Unit without taking any further action. See “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units.”

How do I tender my Units?

•	You tender your Units by delivering a completed BLUE Agreement of Assignment and Transfer to the Depository by mail, hand delivery or facsimile (to the address set forth on page 9 and on the back cover of this Supplement or to facsimile no.: 718-234-5001) so that it is received by the Depositary no later than the time the Offer expires. A pre-addressed postage-paid envelope is enclosed for your convenience. If delivery is by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date. If you have already tendered your Units, you do not need to take any further action. See “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units.”

How do I consent to the Proposals?

•	If you wish to consent to any or all of the Proposals, you must complete, sign, date and return the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered your green Consent Form to us. For your convenience, we have enclosed an envelope with pre-paid postage. Your vote on these matters is very important. Your failure to return a Consent Form will have the same effect as not consenting to the Proposals; it will constitute a vote against the Proposals. For the Depositary’s address and facsimile number and for more information, see “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

Whom can I call with questions about the Offer or the Consent Solicitation?

•	Questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase and Solicitation Statement, the Agreement of Assignment and Transfer or the Consent Form, or questions about withdrawing your Units tendered to Kalmia, may be directed to the Information Agent at the number set forth below.

The Depositary for the Offer is:	The Information Agent for the Offer is:

American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 Telephone: 1-877-248-6417 (Toll-Free) Facsimile: 718-234-5001	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Bankers and Brokers Call Collect: 1-212-269-5550 All Others Call Toll-Free: 1-888-605-1957

      The information contained in the Supplement concerning the Partnership and the reports, opinions and appraisals that we refer to in the Offer to Purchase and Solicitation Statement were obtained by Starwood from the General Partner, 909 Corp. or publicly-available sources. Purchaser and Starwood do not take any responsibility for the accuracy of any such information contained in the Partnership’s reports filed with the SEC, other than any responsibility Starwood may have as the parent company of the General Partner. In addition, Purchaser and Starwood do not take any responsibility for the accuracy of information contained in the reports, opinions and appraisals of third parties that we refer to in this Supplement or the Offer to Purchase and Solicitation Statement.

      January 30, 2004.

To All Holders of Limited Partnership Units of Westin Hotels Limited Partnership:

INTRODUCTION

Background and Summary

      This Supplement amends and supplements the Offer to Purchase and Solicitation Statement dated November 4, 2003 (the “Offer to Purchase and Solicitation Statement”) of WHLP Acquisition LLC (“Purchaser”), a Delaware limited liability company and a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a Delaware corporation (“Starwood”). This Supplement has been prepared to disclose the terms of and conditions to our amended Offer and Consent Solicitation and to update certain information included in the Offer to Purchase and Solicitation Statement with respect to events that have occurred since the distribution of the Offer to Purchase and Solicitation Statement. Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Offer to Purchase and Solicitation Statement, the Agreement of Assignment and Transfer and the Consent Form previously mailed to Unitholders and filed with the Securities and Exchange Commission (the “SEC”) remain applicable in all respects to the Offer and Consent Solicitation. Unless otherwise defined in this Supplement, terms used in this Supplement and defined in the Offer to Purchase and Solicitation Statement will be used as defined in the Offer to Purchase and Solicitation Statement. The terms “Agreement of Assignment and Transfer” and “Consent Form” will be used to refer to the amended forms of those documents that are being delivered to you with this Supplement.

      The terms “Purchaser,” “we,” “us” and “our” refer to WHLP Acquisition LLC, and references to affiliates of either Starwood or Purchaser exclude Westin Realty Corp., a wholly owned subsidiary of Starwood and the general partner (the “General Partner”) of the Partnership, and 909 North Michigan Avenue Corp. (“909 Corp.”), a wholly owned subsidiary of Starwood and both the manager of the Partnership’s hotel, The Westin Michigan Avenue, Chicago (the “Michigan Avenue Hotel”), and the general partner of the Partnership’s subsidiary limited partnership that directly owns the Michigan Avenue Hotel. The General Partner, a subsidiary of Starwood, is the sole general partner of the Partnership.

      We are offering to purchase all the outstanding units of limited partnership interest (the “Units”) in Westin Hotels Limited Partnership (the “Partnership”) for $735 in cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after January 1, 2004 (the “Offer Price”). We are also soliciting the consent of the limited partners of the Partnership (“Limited Partners”) to proposals (“Proposals”) that would facilitate the transfer of your Units to us in the Offer, permit us to acquire all Units validly tendered to us and not withdrawn and facilitate our ability to effect a merger between us or one of our affiliates and the Partnership (the “Merger”) (the “Consent Solicitation”). Limited Partners of record as of January 1, 2004 (the “Record Date”) are entitled to consent to the Proposals in the Consent Solicitation. We are making this Offer and Consent Solicitation upon the terms of and subject to the conditions set forth in the Offer to Purchase and Solicitation Statement, this Supplement, the Agreement of Assignment and Transfer and the Consent Form, as each has been or may be amended or supplemented from time to time (which together constitute the “Offer”). Unitholders who tender their Units to us will not have to pay the $50.00 transfer fee per transferring Unitholder charged by the Partnership, as we will bear that cost.

      The Offer, the withdrawal rights for the Offer and the Solicitation Period for the consents will expire at 5:00 p.m., Eastern time, on February 6, 2004, unless further extended (as so amended, the “Expiration Date”).

      If you have already tendered your Units to us, you will receive the new Offer Price of $735 per Unit without taking any further action.

      If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered a green Consent Form to us. See “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

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Amendments to Our Offer

      As described more fully below, we have amended or are amending our Offer to, among other things:

•	Increase the Offer Price from $700 to $735 per Unit in cash, less the amount of any cash distributions made or declared with respect to the Units on or after January 1, 2004 (Unitholders who have already tendered their Units to us will receive the new Offer Price);

•	Extend the time during which our Offer will remain open until 5:00 p.m., Eastern time, on February 6, 2004, unless further extended;

•	Eliminate the conditions to our Offer that:

•	At least a majority of the issued and outstanding Units shall have been validly tendered and not withdrawn on or before the Expiration Date (the “Minimum Condition”);

•	On or before the Expiration Date, Purchaser shall have received the valid written consent to each of the Proposals, as described in “THE CONSENT SOLICITATION,” which consent shall not have been revoked, by Limited Partners who collectively hold more than (i) 10% of the Units with respect to Proposal No. 1 (regarding the submission of the Amendments to the Partnership Agreement and a related statement of purpose to the General Partner on your behalf, as your attorney-in-fact), and (ii) 50% of the Units with respect to each other Proposal (regarding the actual Amendments to the Partnership Agreement and the approval of the Merger and the Merger Agreement) (the “Consent Condition”); and

•	The proposed Amendments shall have been adopted and shall be in full force and effect (the “Amendment Effectiveness Condition”); and

•	Add the conditions to our Offer that:

•	We conclude in our reasonable discretion that the Partnership will, either in connection with the completion of our Offer or at a subsequent date or dates, recognize the transfer of Units to us in connection with the Offer; and

•	We conclude in our reasonable discretion that the Partnership will give its written consent to our becoming a Substituted Limited Partner as defined in the Partnership Agreement.

      We reserve the right to waive any of the conditions or to extend the Offer, upon the terms of and subject to the conditions contained in the Offer to Purchase and Solicitation Statement and this Supplement.

Amendments to Our Consent Solicitation

      As described more fully below, we are amending the Consent Solicitation in the following ways:

•	To extend the time during which the Consent Solicitation remains open until 5:00 p.m., Eastern time, on February 6, 2004, unless further extended; and

•	To amend the definition of “Qualified Tender Offer” in Proposal No. 2 to mean an offer to purchase all the Units for cash in which the offeror publicly discloses that it intends to consummate a Qualified Merger following the completion of such offer if, following the completion of the offer, the offeror owns a majority of the Units.

      If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth on page S-16 of this Supplement, even if you have already delivered a green Consent Form to us. See “THE CONSENT SOLICITATION — Voting and Revocation of Consents.”

Effect of Our Amended Offer and Consent Solicitation on Our Ability to Purchase Units

      If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” or

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(ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described above and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

      Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

Effect of Our Amended Offer and Consent Solicitation on Our Ability to Complete the Merger

      We intend to effect the Merger only if:

•	We receive valid consents from Limited Partners who collectively hold more than 50% of the Units (“Majority Consent”) to the Proposals to amend the Partnership Agreement to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” and (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered in the Offer and not withdrawn; or

•	We receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement; (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger; and (iii) approve the Merger and the Merger Agreement.

•	In all other events, we do not intend to effect the Merger.

      If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to transfers made in connection with such offers and mergers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

Purpose of our Offer and Consent Solicitation

      We are making the Offer and conducting the Consent Solicitation to acquire the greatest number of Units possible to exercise the greatest degree of influence possible over the Partnership. In the event that we effect the Merger (under the circumstances described above), the outstanding Units not owned by us or our affiliates will be converted into the right to receive cash in an amount equal to the price per Unit payable in the Offer. While we reserve the right to do so, we do not expect to change the board of directors of the General Partner (the “GP Board”) or the management or operations of the Partnership prior to effecting the Merger.

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In addition, if we were to complete the Offer and effect the Merger, we do not have any current plans to effect any extraordinary transactions involving the Partnership’s property but we reserve the right to do so. See “SPECIAL FACTORS — Alternatives Considered to the Offer” and “THE TENDER OFFER — Purpose of the Offer; Future Plans.”

      As of the date of this Supplement, we do not own any Units. To the best of our knowledge, as of that date none of our affiliates owns any Units except for the Chairman and Chief Executive Officer of Starwood, who indirectly beneficially owns 259 Units. We have been informed that the persons who have voting control over and the power to dispose of these Units intend to tender them in the Offer and to consent to the Proposals.

      THE AMENDED OFFER IS CONDITIONED UPON CERTAIN CONDITIONS DESCRIBED IN “THE TENDER OFFER — CONDITIONS TO THE OFFER,” INCLUDING THE NEW CONDITIONS THAT WE CONCLUDE IN OUR REASONABLE DISCRETION THAT THE PARTNERSHIP WILL (I) EITHER IN CONNECTION WITH THE COMPLETION OF OUR OFFER OR AT A SUBSEQUENT DATE OR DATES, RECOGNIZE THE TRANSFER OF UNITS TO US IN CONNECTION WITH THE OFFER AND (II) GIVE ITS WRITTEN CONSENT TO OUR BECOMING A SUBSTITUTED LIMITED PARTNER AS DEFINED IN THE PARTNERSHIP AGREEMENT; ALTHOUGH WE RESERVE THE RIGHT TO WAIVE ANY OF THE CONDITIONS OR TO EXTEND THE OFFER, UPON THE TERMS OF AND SUBJECT TO THE CONDITIONS CONTAINED IN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND THIS SUPPLEMENT.

      THIS SUPPLEMENT, THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND CONSENT FORM CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ ALL OF THE DOCUMENTS IN THEIR ENTIRETY BEFORE YOU MAKE DECISIONS WITH RESPECT TO THE OFFER AND CONSENT SOLICITATION.

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SPECIAL FACTORS

1.	RISK FACTORS

      The discussion set forth under the heading, “SPECIAL FACTORS — Risk Factors,” on pages 3-4 of the Offer to Purchase and Solicitation Statement is hereby amended to delete the Risk Factor entitled “If we do not receive sufficient consents, we may not be able to complete the Offer and pay for your Units,” and to add the following Risk Factors:

We may not be able to purchase all the Units validly tendered to us and not withdrawn or to effect the Merger.

•	If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” or (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described in “THE CONSENT SOLICITATION” and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

•	Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

      See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

If the Offer is completed but the Merger is not effected, non-tendering Unitholders may be harmed.

•	If we complete our Offer but are unable to effect the Merger, the liquidity for your Units may decrease based on the number of Units we purchase. The Partnership has repeatedly stated that there is no public market for the Units, it is not anticipated that a public market for the Units will develop and privately negotiated sales and sales through intermediaries currently are the primary means available to liquidate an investment in the Units.

•	If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to such offers and mergers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences.

2.	BACKGROUND TO THE OFFER

      The discussion set forth under the heading, “SPECIAL FACTORS — Background to the Offer,” on pages 4-9 of the Offer to Purchase and Solicitation Statement is hereby supplemented to add the following at the end of such section:

      On November 4, 2003, we commenced the Offer and Consent Solicitation by mailing the Offer to Purchase and Solicitation Statement to Unitholders and filing the document and related materials with the SEC on a joint Schedule TO-T and Schedule 13e-3 (the “Schedule TO-T”) as well as on a definitive Schedule 14A (the “Definitive 14A”).

      On November 6, 2003, the Partnership filed its quarterly report on Form 10-Q (the “Third Quarter 10-Q”) with the SEC.

      On November 10, 2003, Kalmia announced that approximately 1,210 Units were validly tendered and not withdrawn in the October Kalmia Offer, representing approximately 0.9% of the outstanding Units.

      On November 13, 2003, Madison Liquidity Investors 103, LLC, Madison/ WP Value Fund IV, LLC, The Harmony Group II, LLC and Bryan E. Gordon, each an affiliate of Windy City (collectively, the “Affiliates of Windy City”), but not Windy City itself, mailed a letter to Unitholders and filed a Schedule 14D-9 with the SEC (the “Affiliates of Windy City 14D-9”) relating to our original Offer of $625 per Unit. In those documents, the Affiliates of Windy City advised Unitholders to reject that Offer, not tender their Units pursuant to that Offer and vote against the Proposals for the reasons stated in those documents.

      On November 17, 2003, Kalmia mailed a letter to Unitholders and filed a Schedule 14D-9 with the SEC (the “Kalmia 14D-9”) relating to our original Offer of $625 per Unit. In those documents, Kalmia advised Unitholders to reject that Offer, not to tender their Units pursuant to that Offer and to vote against the Proposals for the reasons stated in those documents.

      On November 18, 2003, the Partnership filed a Schedule 14D-9 with the SEC with respect to our original Offer of $625 per Unit (the “Partnership’s Starwood 14D-9”) in which (i) the General Partner disclosed that it was expressing no opinion, making no recommendation and remaining neutral with respect to our Offer, and (ii) the Partnership disclosed that Houlihan Lokey had rendered an opinion included in the Partnership’s Starwood 14D-9 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $625 per Unit Offer Price was not fair to a Limited Partner from a financial point of view. On that day, the Partnership (x) mailed the Partnership’s Starwood 14D-9 and Third Quarter 10-Q to Unitholders and (y) filed a Form 8-K with the SEC containing preliminary unaudited limited financial information for the Michigan Avenue Hotel for October 2003.

      On November 18, 2003, in United States Court for the Southern District of New York, Warren Heller and Ralph Silver filed a purported class action against us, Starwood, the General Partner and other named persons (the “Heller Complaint”). The Heller Complaint alleges violations of Sections 14(a), 14(e) and 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), breach of fiduciary duty, breach of contract and intentional interference with contractual relations. Plaintiffs are seeking costs and compensatory, punitive and exemplary damages. Starwood believes the lawsuit, which is in its early stages, is without merit and intends to vigorously defend it. On November 24, 2003, we filed amendments to the Schedule TO-T and Definitive 14A with the SEC to disclose the purported class action. On January 26, 2004, Defendants filed a motion asking the court to dismiss, as a matter of law, all claims in the Heller Complaint.

      On November 21, 2003, Starwood sent a letter to the GP Board expressing our disappointment that Houlihan Lokey concluded that our proposed purchase price of $625 per Unit was not fair to a Limited Partner from a financial point of view. In the letter, Starwood requested a meeting with the GP Board and/or Houlihan Lokey for the limited purpose of determining if they had more recent information that would cause Starwood to revise its view as to the value of the Partnership and potentially increase the price we offer. We filed an amendment to the Schedule TO-T with the SEC on November 25, 2003 to reflect this communication.

      The GP Board responded to Starwood’s November 21, 2003 letter in a letter dated November 25, 2003. In the letter, the GP Board stated that it did not think such a meeting would be beneficial at that time. The GP Board encouraged Starwood to increase the then-current Offer Price to an amount that would be deemed by Houlihan Lokey to be fair to the Limited Partners from a financial point of view. The GP Board also encouraged Starwood to consider the value of the Michigan Avenue Hotel and the other assets of the Partnership, rather than the price offered in other recent tender offers for Units, in determining the amount by which to increase the Offer Price. The GP Board included with the letter certain October financial information and November revenue information for the Michigan Avenue Hotel. The Partnership included the letter and financial information as exhibits to an amendment to the Partnership’s Starwood 14D-9 filed with the SEC on November 25, 2003. In the same amendment, the Partnership disclosed the lawsuit by Warren Heller and Ralph Silver.

      On November 24, 2003, MacKenzie Patterson Fuller, Inc. (“MacKenzie”), an entity that says it is the beneficial holder of approximately 2.2% of the outstanding Units, mailed a letter to Unitholders which it filed as an exhibit to a Schedule 14D-9 (the “MacKenzie 14D-9”) with the SEC in which MacKenzie advised Unitholders to reject our original Offer of $625 per Unit, to not tender their Units pursuant to that Offer and to vote against the Proposals for the reasons stated therein.

      On December 1, 2003, Kalmia mailed a second letter to Unitholders advising them, for the reasons stated in the letter, to reject our original Offer of $625 per Unit. On that date, Kalmia filed an amendment to the Kalmia 14D-9 with the SEC that included the letter as an exhibit.

      On December 2, 2003, MacKenzie filed an amendment to the MacKenzie 14D-9 with the SEC to supplement the reasons for its recommendation against tendering in our original Offer of $625 per Unit.

      On December 5, 2003, we extended the Expiration Date and the end of the Solicitation Period until 5:00 p.m., Eastern time, on December 19, 2003. On that date, we filed amendments to the Schedule TO-T and Definitive 14A with the SEC to reflect the extensions.

      On December 8, 2003, employees of Starwood contacted representatives of Kalmia and participated in a conference call with them to discuss the Offer. During that call, the representatives of Kalmia indicated that at that time Kalmia did not intend to tender its Units to Starwood in the original Offer of $625 per Unit in its current context. We filed an amendment to the Schedule TO-T with the SEC on December 12, 2003, to disclose these conversations.

      On December 17, 2003, the Affiliates of Windy City filed with the SEC a statement of beneficial ownership on Schedule 13D and as an amendment to the Affiliates of Windy City 14D-9. In that statement, such affiliates disclosed that (i) they had entered into contractual arrangements to purchase 65 Units for prices ranging from $554 to $600 per Unit during the month of October 2003 and (ii) as a result of such arrangements, they beneficially owned 10,502 Units, representing approximately 7.7% of the total outstanding Units.

      On December 22, 2003, we issued a press release and mailed a letter to Unitholders announcing that we had increased the Offer Price to $700 per Unit and extended the Expiration Date and end of the Solicitation Period to 5:00 p.m., Eastern time, on January 23, 2004. On that date, we filed amendments to the Schedule TO-T and Definitive 14A with the SEC to reflect these changes and disclose the press release and letter.

      On December 23, 2003, Starwood received a letter from the staff of the SEC (the “Staff”) commenting on our amended Schedule TO-T. In particular, the Staff requested clarification of a statement we made in the December 22 letter mailed to Unitholders in which we stated that certain Unitholders had criticized our Offer of $625 per Unit. We filed an amendment to the Schedule TO-T with the SEC on December 24, 2003 to identify Windy City and Kalmia as the Unitholders we had previously referred to in general terms.

      On December 29, 2003, the Partnership filed an amendment to the Partnership’s Starwood 14D-9 with the SEC with respect to our amended Offer. In this amendment, (i) the General Partner disclosed that it was expressing no opinion, making no recommendation and remaining neutral with respect to our $700 per Unit

Offer, and (ii) the Partnership disclosed that Houlihan Lokey had rendered an opinion included in the Partnership’s Starwood 14D-9 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $700 per Unit Offer Price was fair to a Limited Partner from a financial point of view.

      On January 6, 2004, we mailed a letter to Unitholders discussing Houlihan Lokey’s opinion that our Offer Price of $700 per Unit was fair to a Limited Partner from a financial point of view. On that date, we filed amendments to the Schedule TO-T and Definitive 14A with the SEC to disclose this letter.

      On January 8, 2004, Kalmia commenced a new tender offer in which it offered to pay $725 per Unit, less any cash distributions made or declared on or after December 31, 2003, for up to 50,000, or 36.87%, of the outstanding Units (the “January Kalmia Offer”). Kalmia filed its offer documents on Schedule TO-T with the SEC that same day.

      On January 9, 2004, Kalmia filed an amendment to its Schedule TO-T with the SEC to include as an exhibit thereto a letter Kalmia sent to the General Partner stating that Kalmia believed that the General Partner should recommend to the Unitholders who have tendered to Starwood that they withdraw their Units from Starwood and tender instead to Kalmia.

      On January 14, 2004, Kalmia filed an amendment to its Schedule TO-T to, among other things, (i) reflect an increase in the number of Units it would purchase in its offer from 50,000 to 117,025 Units, or 86.3% of the outstanding Units, and (ii) reflect the issuance of a press release and the mailing of a letter by Kalmia to Unitholders, both dated January 14, 2004. In the press release and letter, Kalmia informed investors of the change in the amount of Units it was offering to purchase and urged Unitholders to consider tendering to Kalmia instead of Starwood.

      On January 19, 2004, counsel to the GP Board sent a letter to Kalmia’s counsel urging Kalmia to commit to a back-end merger or to seek consents to render the transfer restrictions in the Partnership Agreement inapplicable to the January Kalmia Offer. The Partnership filed this letter with the SEC on January 20, 2004, as an exhibit to the Schedule 14D-9 it filed on that date with respect to the January Kalmia Offer (the “Partnership’s Kalmia 14D-9”). In the Partnership’s Kalmia 14D-9, the General Partner stated its belief, among other things, that the absence of a commitment to consummate a back-end merger may be seen by Limited Partners as a reason to tender their Units in the January Kalmia Offer even if they otherwise might prefer not to sell their Units at this time for $725 per Unit.

      Also in the Partnership’s Kalmia 14D-9, (i) the General Partner disclosed that it was expressing no opinion, making no recommendation and remaining neutral with respect to the January Kalmia Offer and (ii) the Partnership disclosed that Houlihan Lokey was of the opinion that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $725 per Unit offer price in the January Kalmia Offer was fair to a Limited Partner from a financial point of view. The opinion and analysis of Houlihan Lokey are attached as exhibits to the Partnership’s Kalmia 14D-9. Houlihan Lokey’s opinion regarding the January Kalmia Offer assumes that the January Kalmia Offer is fully subscribed and does not address the fairness from a financial point of view of that offer to Unitholders who elect not to tender in the January Kalmia Offer or who elect to tender in that offer but who are subject to a pro rata reduction of the number of Units they can tender due to the applicability of the transfer restrictions contained in the Partnership Agreement.

      On January 20, 2004, Kalmia filed an amendment to its Schedule TO-T to, among other things, reflect Kalmia’s receipt of the January 19, 2004 letter from counsel to the General Partner and its response in a letter dated January 20, 2004, which letter Kalmia has not filed with the SEC.

      On January 22, 2004, Starwood issued a press release announcing the $35 per Unit increase in our Offer Price to $735 per Unit in cash, the extension of the Expiration Date and Solicitation Period to February 6, 2004 and the elimination of certain conditions to the Offer. On that date, we filed amendments to the

Schedule TO-T and Definitive 14A with the SEC to reflect those developments and disclose the press release. Excerpts of the press release follow:

WHITE PLAINS, N.Y. — (BUSINESS WIRE) — January 22, 2004 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it is increasing its offer price to purchase all the limited partnership units of Westin Hotels Limited Partnership, the owner of the Michigan Avenue Hotel, to $735 per unit, less the amount of any cash distributions made or declared with respect to the units on or after January 1, 2004. Starwood is also eliminating the conditions to its offer that a majority of the outstanding units be tendered in the offer and that it receive consents from holders of a majority of the outstanding Units to the proposals set forth in its offer to purchase and solicitation statement, dated November 4, 2003.

Starwood is extending the period of time during which the offer and related consent solicitation will remain open until 5:00 p.m., Eastern time, February 6, 2004, unless further extended.

Starwood’s new offer is superior to the offer made by Kalmia Investors, LLC on January 8, 2004. Starwood is now offering $10 more per unit than Kalmia. In addition, if Starwood receives consents from holders of a majority of the outstanding units, Starwood will be able to amend the Partnership Agreement to permit it to purchase all of the units validly tendered in its offer. Because Kalmia is not seeking to amend the Partnership Agreement, Kalmia may not be able to purchase all of the units tendered in its offer and may subject tendering unitholders to a pro rata reduction of units that it will accept for payment.

Unitholders who have tendered their units to Kalmia and who now wish to take advantage of Starwood’s increased offer can easily do so. To withdraw from the Kalmia offer, unitholders should simply follow the instructions in Kalmia’s offer documents or use the withdrawal form that Starwood will mail to unitholders in the next several days for this purpose. Starwood expects to file a supplement to its offer to purchase and solicitation statement and related materials with the Securities and Exchange Commission and mail these documents to unitholders in the next several days.

3.     PURPOSE OF THE OFFER; FUTURE PLANS

      The paragraphs under the heading, “SPECIAL FACTORS — Purpose of the Offer; Future Plans,” on page 10 of the Offer to Purchase and Solicitation Statement are hereby amended and supplemented as follows:

      We are making the Offer and conducting the Consent Solicitation to acquire the greatest number of Units possible to exercise the greatest degree of influence possible over the Partnership. We intend to purchase all Units validly tendered to us and not withdrawn, subject to any applicable transfer restrictions under the Partnership Agreement. The Consent Solicitation is intended, in part, to render these transfer restrictions inapplicable to our Offer and the Merger. We intend to effect the Merger if (i) we receive Majority Consent to the Proposals to amend the Partnership Agreement to (x) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” and (y) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered in the Offer and not withdrawn; or (ii) we receive Majority Consent to the Proposals described in clauses (x) and (y) above and the Proposal to approve the Merger and the Merger Agreement. Effecting the Merger would enable Starwood to acquire control of, and the entire equity interest in, the Partnership and would limit or eliminate any effect on the Unitholders that could result from the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. If we do not receive Majority Consent to the Proposals to (i) amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” and (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase more than approximately 38% of the Units validly tendered to us in the Offer and not withdrawn (or fewer, depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

      While we reserve the right to do so, we do not expect to change the GP Board or the management or operations of the Partnership prior to effecting the Merger. In addition, if we were to complete the Offer and effect the Merger, we do not have any current plans to effect any extraordinary transactions involving the Partnership’s property but we reserve the right to do so. See “— Alternatives Considered to the Offer.”

4.     FAIRNESS OF THE OFFER

      The discussion set forth under the heading, “SPECIAL FACTORS — Fairness of the Offer,” on pages 10-13 of the Offer to Purchase and Solicitation Statement is hereby amended and supplemented as follows:

      Paragraph 3, the discussion of the factors we and Starwood considered that we believe to be positive to the unaffiliated Unitholders, is hereby amended to remove the discussion of the Minimum Condition and to add the following reasons why we believe our Offer is fair to a Limited Partner:

•	The $735 Offer Price is $35 per Unit more than our earlier proposed purchase price of $700 (as amended December 22, 2003), which Houlihan Lokey determined was fair to a Limited Partner from a financial point of view. Houlihan Lokey’s opinion to this effect is filed with the SEC as an exhibit to the Partnership’s Starwood 14D-9.

•	We are offering $10 per Unit more than Kalmia.

•	Although the General Partner remained neutral with respect to the January Kalmia Offer, Houlihan Lokey rendered an opinion included in the Partnership’s Kalmia 14D-9 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $725 per Unit offer price in the January Kalmia Offer was fair to a Limited Partner from a financial point of view. Houlihan Lokey’s opinion regarding the January Kalmia Offer assumes that Kalmia’s offer is fully subscribed and does not address the fairness from a financial point of view of that offer to Unitholders who elect not to tender in the January Kalmia Offer or who elect to tender in the offer but who are subject to a pro rata reduction of the number of Units they can tender due to the applicability of the transfer restrictions contained in the Partnership Agreement.

•	The Offer Price exceeds recent indications of the market price for the Units as evidenced by the Windy City Offer, the July Kalmia Offer, the October Kalmia Offer and the January Kalmia Offer. The Offer will permit you to liquidate your investment in the Partnership at a cash price of $735 per Unit. In comparison, in July 2003, Windy City offered to purchase a portion of your Units for a cash price of $525 per Unit, in July and October 2003, Kalmia offered to purchase a portion of your Units for a cash price of $550 per Unit and in January 2004, Kalmia offered to purchase all your Units at a cash price of $725 per Unit (subject to a pro rata reduction of the number of Units Unitholders can tender due to the applicability of the transfer restrictions contained in the Partnership Agreement). Our Offer Price Represents a 1.4% premium over the purchase price in the January Kalmia Offer, a 33.6% premium over the purchase price in the July Kalmia Offer and the October Kalmia Offer and a 40.0% premium over the purchase price in the Windy City Offer. In addition, the weighted average price per Unit for Units traded during the 12-months ended March 31, 2003 was $407.82, based on trades reported by The Partnership Spectrum, an industry publication. According to the American Partnership Board, in the first and second quarters of 2003, approximately 380 Units were traded through its auction process, at prices ranging from $418 to $507 per Unit. Prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices.

•	Our Offer Price represents a 15.7% premium over the low point, a 5.6% premium over the midpoint and a 2.9% discount over the high point of the range of per Unit values determined by Houlihan Lokey in connection with its analysis of our $700 per Unit Offer Price as described in its December 26, 2003 presentation to the GP Board. See “— Background to the Offer.” Our Offer Price is also higher than the high end of the per Unit range of present values that JLL projected under each of its scenarios described in its July 24, 2003 report to the GP Board in connection with its refinancing analysis. See “— Determination of the Offer Price — Jones Lang LaSalle Hotels Refinancing Analysis.”

•	We intend to effect the Merger if:

•	We receive Majority Consent to the Proposals to amend the Partnership Agreement to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” and (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered in the Offer and not withdrawn; or

•	We receive Majority Consent to the Proposals described above and to the Proposal to approve the Merger and the Merger Agreement (whether or not a majority of the Units are validly tendered in the Offer and not withdrawn).

•	If we effect the Merger, all non-tendering Unitholders will be cashed out at the Offer Price, with the consequence that the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code should have limited or no effect on the Unitholders.

•	Except as described in the next sentence, if we accept your tendered Units for payment, we will pay you for those Units promptly after the expiration of our Offer (subject to the possible pro rata reduction of Units that we can purchase in the Offer as described elsewhere in this Supplement). If we do not receive Majority Consent to the Proposals to render the transfer restrictions inapplicable to our Offer and we receive the relief we have requested from the staff of the SEC, we may delay payment for a limited number of Units (not to exceed 10% of the Units) on a pro rata basis until the transfers of those Units are recognized by the Partnership at the end of subsequent quarters. See “THE TENDER OFFER — Acceptance for Payment and Payment for Units.” Kalmia has stated that it expects to delay payment for all Units until at least March 31, 2004;

      Paragraph 4, the discussion of the factors we and Starwood considered that we believe to be negative from the perspective of the unaffiliated Unitholders, is hereby amended and supplemented as follows:

•	If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” or (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described above and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

•	Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units. As a result, Unitholders may feel compelled to tender into our $735 Offer, when they otherwise might prefer to retain Units at this time.

•	If we complete the Offer but are unable to effect the Merger, the liquidity for your Units may decrease based on the number of Units we purchase. The Partnership has repeatedly stated that there is no public market for the Units, it is not anticipated that a public market for the Units will develop and privately negotiated sales and sales through intermediaries currently are the primary means available to liquidate an investment in the Units. See “SPECIAL FACTORS — Purpose of the Offer; Future Plans” and “SPECIAL FACTORS — Effects of the Offer.”

•	If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to transfers made in connection with such offers and mergers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

5.     DETERMINATION OF THE OFFER PRICE

      The discussion set forth under the heading, “SPECIAL FACTORS — Determination of the Offer Price,” on pages 13-17 of the Offer to Purchase and Solicitation Statement is hereby amended and supplemented as follows:

      In arriving at the increased Offer Price, Starwood used its general expertise in the real estate market and hospitality industry and took into account the following:

•	Offer prices and terms of other tender offers for the Units.

•	We sought to establish a purchase price that would be higher than the price proposed to be paid in the January Kalmia Offer ($725 per Unit), and significantly above the prices proposed to be paid in the Windy City Offer, which expired on August 4, 2003 ($525 per Unit), the July Kalmia Offer, which expired on August 29, 2003 ($550 per Unit) and the October Kalmia Offer, which expired on November 7, 2003 ($550 per Unit).

•	Our $735 per Unit Offer Price is $10 per Unit more than the January Kalmia Offer. Our Offer Price Represents a 1.4% premium over the purchase price in the January Kalmia Offer, a 33.6% premium over the purchase price in the July Kalmia Offer and the October Kalmia Offer and a 40.0% premium over the purchase price in the Windy City Offer. The weighted average price per Unit for Units traded during the 12-months ended March 31, 2003 was $407.82, based on trades reported by The Partnership Spectrum, an industry publication. According to the American Partnership Board, in the first and second quarters of 2003, approximately 380 Units were traded through its auction process, at prices ranging from $418 to $507 per Unit. Prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices.

•	Independent financial advisor’s fairness opinions.

•	On December 26, 2003, Houlihan Lokey, the Partnership’s financial advisor, rendered an opinion to the Partnership to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, our $700 per Unit Offer Price was fair to a Limited Partner from a financial point of view. Houlihan Lokey’s fairness opinion reflects a change from the opinion it delivered to the GP Board on November 18, 2003 with respect to our original Offer Price of $625 per Unit. In its earlier opinion, Houlihan Lokey concluded that, as of the date of that opinion, our earlier Offer Price of $625 per Unit was not fair to a Limited Partner from a financial point of view. The Houlihan Lokey opinions with respect to our earlier Offer Prices are attached as exhibits to the Partnership’s Starwood 14D-9.

•	On January 20, 2004, Houlihan Lokey rendered an opinion to the Partnership in the Partnership’s Kalmia 14D-9 to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, the $725 per Unit offer price in the January Kalmia Offer was fair to a Limited Partner from a financial point of view. Houlihan Lokey’s opinion regarding the January Kalmia Offer assumes that the January Kalmia Offer is fully subscribed and does not address the fairness from a financial point of view of that offer to Unitholders who elect not to tender in Kalmia’s offer or who elect to tender in the January Kalmia Offer but who are subject to a pro rata reduction of the number of Units they can tender due to the applicability of the transfer restrictions contained in the Partnership Agreement. The Houlihan Lokey opinion with respect to the January Kalmia Offer is attached as an exhibit to the Partnership’s Kalmia 14D-9.

•	Based on Houlihan Lokey’s opinion as to the fairness, from a financial point of view, to a Limited Partner of the January Kalmia Offer, we believe that Houlihan Lokey will find our enhanced Offer of $735 per Unit to be fair to a Limited Partner from a financial point of view despite our elimination of the Minimum Condition, the Consent Condition and the Amendment Effectiveness Condition.

•	Our Offer Price represents a 15.7% premium over the low point, a 5.6% premium over the midpoint and a 2.9% discount over the high point of the range of per Unit values determined by Houlihan Lokey in connection with its analysis of our $700 per Unit Offer Price as described in its December 26, 2003 presentation to the GP Board. See “— Background to the Offer.” Our Offer Price is also higher than the high end of the per Unit range of present values that JLL projected under each of its scenarios described in its July 24, 2003 report to the GP Board in connection with its refinancing analysis. See “— Determination of the Offer Price — Jones Lang LaSalle Hotels Refinancing Analysis.”

•	Financial analysis of the Partnership.

•	We took into account information provided in the Partnership’s public filings with the SEC, including its latest statements filed with the Partnership’s quarterly report filed on Form 10-Q for the quarter ended September 30, 2003. With this information, our knowledge of the industry and Houlihan Lokey’s more recent valuations with respect to our $700 per Unit Offer Price and the January Kalmia Offer, which were included in the Partnership’s Starwood 14D-9 and the Partnership’s Kalmia 14D-9, we generated an estimated enterprise value of the Partnership.

8.     EFFECTS OF THE OFFER

      The discussion set forth under the heading, “SPECIAL FACTORS — Effects of the Offer,” on page 21 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

Effects of the Offer if we Complete the Merger.

      We intend to effect the Merger if:

•	We receive Majority Consent to the Proposals to amend the Partnership Agreement to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” (ii) render the transfer restrictions set forth in Section 11.01(a) of the Partnership Agreement inapplicable to Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, and at least a majority of the Units are validly tendered in the Offer and not withdrawn; or

•	We receive Majority Consent to the Proposals described above and to the Proposal to approve the Merger and the Merger Agreement (whether or not a majority of the Units are validly tendered in the Offer and not withdrawn).

      If we complete the Offer and effect the Merger, we will have the voting rights associated with being the sole Limited Partner of the Partnership and owning all the Units. If we complete the Offer and purchase a majority of the outstanding Units but are unable to effect the Merger because of regulatory, legal or other impediments such as an injunction, we will be in a position, as the majority Unitholder of the Partnership, to influence or determine all voting decisions of the Partnership. See “SPECIAL FACTORS — Risk Factors — If the Offer is completed but the Merger is not effected, non-tendering Unitholders may be harmed.”

      As the parent company of the General Partner, Starwood currently has an interest of one percent in the taxable income and taxable loss of the Partnership and a maximum interest of one percent in a liquidating distribution of the Partnership. As a result of the Offer and the Merger, Starwood would acquire the entire equity interest in the Partnership, which would give it an interest of 100% in the taxable income and taxable loss of the Partnership and an interest of 100% in a liquidating distribution of the Partnership.

Effects of the Offer If We Do Not Complete the Merger.

•	If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the definition of “Qualified Tender Offer” and the definition of “Qualified Merger” or (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described above and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

•	Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

•	If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to such offers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

Effect on Trading Market.

      If you do not tender your Units, and we complete the Offer but the Merger is not effected, there may be increased illiquidity of the Units, which may have an adverse effect on the market price of your Units. The Partnership has repeatedly disclosed that there is no public market for the Units and it is not anticipated that a public market for the Units will develop. Privately negotiated sales and sales through intermediaries (such as matching services for buyers and sellers of partnership interests) currently are the primary means available to liquidate an investment in the Units.

Registration Under Section 12(g) of the Exchange Act.

      The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. If, as a result of the completion of the Offer, the Units are held by fewer than 300 persons, and if the Merger is not effected, we intend to cause the Partnership to de-register the Units under the Exchange Act. The termination of the registration of the Units under the Exchange Act would reduce the information required to be furnished by the Partnership to Unitholders and to the SEC and would make certain other provisions of the Exchange Act no longer applicable to the Units.

CERTAIN INFORMATION CONCERNING PURCHASER, STARWOOD,

THE GENERAL PARTNER AND THE PARTNERSHIP

3.     SOURCE AND AMOUNT OF FUNDS FOR THE OFFER

      The paragraph under the heading, “CERTAIN INFORMATION CONCERNING PURCHASER, STARWOOD, THE GENERAL PARTNER AND THE PARTNERSHIP — Source and Amount of Funds for the Offer,” on page 29 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      We expect that approximately $99,666,000 would be required to purchase all the issued and outstanding Units, if tendered, and an additional amount of approximately $1,500,000 may be required to pay related fees and expenses. For a statement of these related fees and expenses, see “OTHER MATTERS — Certain Fees and Expenses.” Starwood has made a binding commitment to us to contribute to us, from its cash on hand, the funds necessary to fund the acquisition of all Units subject to the Offer and all anticipated costs and expenses related thereto. As of September 30, 2003, as part of current assets, Starwood had $787 million of available cash and cash equivalents.

THE TENDER OFFER

1.     TERMS OF THE OFFER

      The paragraphs under the heading, “THE TENDER OFFER — Terms of the Offer; Expiration Date,” on page 33 of the Offer to Purchase and Solicitation Statement are hereby amended in their entirety as follows:

      Upon the terms of and subject to the conditions to the Offer (including the terms of and conditions to any extension or amendment of the Offer), we will accept for payment and pay for all Units validly tendered on or before the Expiration Date and not withdrawn in accordance with the terms of the section below entitled, “— Withdrawal Rights,” subject to applicable transfer restrictions in the Partnership Agreement. The term “Expiration Date” shall mean 5:00 p.m., Eastern time, on February 6, 2004, unless and until we, in our sole discretion, extend the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as extended by us, will expire.

      The Offer is conditioned on the satisfaction of certain conditions, including: (i) that we conclude in our reasonable discretion that the Partnership will, either in connection with the completion of our Offer or at a subsequent date or dates, recognize the transfer of Units to us in connection with the Offer; and (ii) that we conclude in our reasonable discretion that the Partnership will give its written consent to our becoming a Substituted Limited Partner as defined in the Partnership Agreement. See “— Conditions to the Offer,” which sets forth all the conditions to the Offer. We reserve the right (but shall not be obligated), in our sole discretion and for any reason, to waive any or all conditions. If, by the Expiration Date, any or all such conditions have not been satisfied or waived, we reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive any or all unsatisfied conditions and, subject to complying with the applicable rules and regulations of the SEC, Delaware law and the Partnership Agreement purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

      The discussion under the heading, “THE TENDER OFFER — Acceptance for Payment and Payment for Units,” on pages 33-34 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      Except as described in this section, upon the terms of and subject to the conditions to the Offer (including the terms of and conditions to any extension or amendment of the Offer), we will accept for payment, and will pay for, all Units validly tendered and not withdrawn in accordance with the section “— Withdrawal Rights,” as promptly as practicable following the Expiration Date. A Unitholder may tender any or all Units that it owns.

      If we receive Majority Consent to the Proposals to amend the transfer restrictions contained in the Partnership Agreement so that they are no longer applicable to the Offer, we intend to purchase all the Units validly tendered in the Offer and not withdrawn. If we receive less than Majority Consent to the Proposal to (i) amend the Partnership Agreement to include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” or (ii) render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger, we may not be able to purchase all the Units validly tendered to us and not withdrawn. We would not be able to purchase all the Units tendered to us if, under Section 11.01(a), certain transfers of Units to us would be deemed not valid or effective under the Partnership Agreement and the Partnership would not be obligated to recognize the purported transfers for any purpose. This would occur if the Partnership Agreement is not amended as described above and if, in the opinion of counsel to the Partnership, the transfers would be likely, among other things, to result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code. Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in the

Partnership’s profit and capital are sold or exchanged within a 12-month period. Based on the Partnership’s SEC filings, we believe that, assuming no Units were transferred in the first quarter of 2004 other than in the Offer, we could acquire approximately 38% of the Units in the Offer without exceeding the 50% threshold described above. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

      Accordingly, if we receive less than Majority Consent to the Proposals described above, we may not be able to purchase more than approximately 38% of the Units in the Offer (or fewer depending on the number of other transfers of Units). If this occurs, the number of Units we will purchase from each tendering Unitholder in the Offer will be reduced pro rata based on the number of tendered Units.

      If we receive Majority Consent to the Proposals to (i) include the amended definition of “Qualified Tender Offer” and the definition of “Qualified Merger” in the Partnership Agreement and (ii) render the transfer restrictions inapplicable to such offers and mergers, but we do not receive Majority Consent to the Proposal to approve the Merger and the Merger Agreement and less than a majority of the Units are tendered in the Offer, we may acquire a number of Units in the Offer in excess of the number that would result in a deemed termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code but would not be able to effect the Merger. If we were to do this, Unitholders who did not tender their Units in the Offer could suffer negative tax consequences. See “SPECIAL FACTORS — Certain United States Federal Income Tax Considerations.”

      Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals or pending receipt of any additional documentation required by the Agreement of Assignment and Transfer or as specified in this Offer to Purchase and Solicitation Statement. Under the terms of and subject to the conditions to the Offer, tendering Unitholders will be paid promptly subject to receipt of a valid, properly and fully executed Agreement of Assignment and Transfer. Notwithstanding the foregoing, we reserve the right to delay payment for certain Units (not to exceed 10% of the Units) on a pro rata basis until the time that the transfers thereof shall have been recognized by the Partnership, if (i) we receive the limited relief we have requested from the staff of the SEC from their position that because we are an affiliate of the Partnership we are required to make prompt payment for Units even if we cannot take title to such Units until a later date and (ii) we conclude in our reasonable discretion that the transfer of such Units will not be recognized by the Partnership until after March 31, 2004. We may not be able to take title to Units that would exceed the 40% Limitation but not the 50% Limitation until after March 31, 2004 if (x) we do not receive Majority Consent to the Proposals that would render the transfer restrictions inapplicable to our Offer and (y) the Partnership applies the 40% Limitation. In all cases, we will issue payment only to Unitholders of record and payments will be forwarded only to the Unitholder’s address listed on the Agreement of Assignment and Transfer.

      If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Assignment and Transfer with respect to the Units not purchased will have no effect from the date the Offer is terminated and no payments will be made in respect of such Units. If, for any reason, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or we are unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to our rights under “— Conditions to the Offer” (but subject to compliance with Rule 14e-1(c) under the Exchange Act), we may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in “— Withdrawal Rights.” Under no circumstances will we pay you interest on the Offer Price, regardless of any extension of or amendment to the Offer or any delay in paying for Units tendered.

      If we increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered before the increase. Unitholders that have previously tendered their Units to us will receive the new $735 per Unit Offer Price regardless of when they tendered their Units.

      Unless otherwise prohibited, we reserve the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

4.	PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING UNITS.

      The discussion set forth under the heading, “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units — Valid Tender,” and “— Signature Guarantees,” on pages 35-36 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

Valid Tender

      You may tender any or all Units that you own.

      If you have already tendered your Units to Starwood you will receive the new Offer Price of $735 per Unit without taking any further action.

      If you have not yet tendered your Units in our Offer, to participate in the Offer and validly tender your Units you must complete, in their entirety, the following documents that accompany this Supplement and return them to our Depositary at the address set forth below (and on the back of this Supplement) on or before the Expiration Date:

•	The BLUE Agreement of Assignment and Transfer enclosed with this Offer to Purchase and Solicitation Statement; and

•	Any other applicable documents included with the Agreement of Assignment and Transfer or specified in the instructions to that document.

      IF LEGAL TITLE TO THE UNITS IS HELD THROUGH AN IRA, KEOGH OR SIMILAR ACCOUNT, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND OTHER APPLICABLE DOCUMENTS INCLUDED WITH THE AGREEMENT OF ASSIGNMENT AND TRANSFER OR SPECIFIED IN THE INSTRUCTIONS TO THAT DOCUMENT MUST BE SIGNED BY THE CUSTODIAN OF SUCH IRA OR KEOGH ACCOUNT. FURTHERMORE, YOU MUST AUTHORIZE AND DIRECT THE CUSTODIAN OF SUCH IRA OR KEOGH ACCOUNT TO CONFIRM THE AGREEMENT OF ASSIGNMENT AND TRANSFER.

      These documents must be received by the Depositary by 5:00 P.M., EASTERN TIME, ON FEBRUARY 6, 2004 (or such time until which the Offer is extended) and may be sent by mail, hand delivery, overnight courier or facsimile to:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Facsimile: 718-234-5001
Telephone: 877-248-6417 (Toll-Free)

We have enclosed a pre-addressed postage-paid envelope for your convenience.

      The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by our Depositary. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration of the Offer. If delivery is by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date.

Signature Guarantees

      Your signature(s) on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the “NASD”).

      The discussion related to withdrawing from Kalmia’s offer under the heading, “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units,” on page 38 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      If you have already tendered your Units to Kalmia pursuant to the January Kalmia Offer, and you wish to tender your Units pursuant to our Offer instead, (i) you or your broker should notify Kalmia in writing before the expiration of the January Kalmia Offer at Kalmia’s address listed in Kalmia’s offer to purchase, which notice must include your name, the number of Units to be withdrawn from the January Kalmia Offer and the name in which the Units you tendered to Kalmia are registered, and (ii) once your Units have been withdrawn, you, or your broker, dealer, commercial bank, trust company or other nominee, should complete and submit the Agreement of Assignment and Transfer for the Offer. See “— Valid Tender.” For the convenience of Unitholders who have tendered any Units in the January Kalmia Offer, we have enclosed a PINK form of withdrawal notice for the January Kalmia Offer with this Offer to Purchase and Solicitation Statement. Unitholders wishing to withdraw Units tendered in the January Kalmia Offer should properly complete the PINK withdrawal notice and deliver it to Kalmia Investors, LLC, 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305.

7.     CONDITIONS TO THE OFFER

      The first paragraph under the heading, “THE TENDER OFFER — Conditions to the Offer,” on page 39 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      Notwithstanding any other terms of the Offer and in addition to (and not in limitation of) our rights to extend or amend the Offer at any time in our sole discretion, we shall be required to accept for payment and, subject to any applicable rules or regulations of the SEC, to pay for any Units tendered, only if (and we may postpone the acceptance for payment or, subject to the restriction referred to above, the payment for any Units tendered, unless): (A) all authorizations, consents, orders or approvals of, or declarations or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the completion of the transactions contemplated by the Offer and the Merger shall have occurred or been obtained at any time before the time of payment for the Units (whether or not Units have theretofore been accepted for payment); (B) no preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency, which imposes or confirms a prohibition on our ability to complete the Offer or effect the Merger shall have been issued and remain in effect at any time before the time of payment for the Units (whether or not Units have theretofore been accepted for payment); (C) we conclude in our reasonable discretion that the Partnership will, either in connection with the completion of our Offer or at a subsequent date or dates, recognize the transfer of Units to us in connection with the Offer; (D) we conclude in our reasonable discretion that the Partnership will give its written consent to our becoming a Substituted Limited Partner as defined in the Partnership Agreement; (E) on or before the Expiration Date, no legal or governmental action would prohibit the purchase of Units tendered in the Offer or pursuant to the Merger; and (F) on or before the Expiration Date, we determine, in our reasonable judgment, that none of the following conditions shall exist:

      The last paragraph under the heading, “THE TENDER OFFER — Conditions to the Offer,” on page 42 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      Notwithstanding anything to the contrary in this Offer to Purchase and Solicitation Statement, the foregoing conditions are for the sole benefit of us and our affiliates and may be asserted by us regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by us or any of our affiliates) or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or after the Offer Date and on or before the Expiration Date (other than the conditions in clauses (A) and (B) of the first paragraph of this Section 7, which may be asserted or waived at any time or from time to time on or after the Offer Date and before the time of payment for the Units). Our failure, at any time, to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time on or after the Offer Date and on or before the Expiration Date (other than the condition in clauses (A) and (B) of the first paragraph of this Section 7, which may be asserted at any time or from time to time on or after the Offer Date and before the time of payment for the Units). Any determination by us concerning the events described above will be final and binding upon all parties.

THE CONSENT SOLICITATION

      The first paragraph under the heading, “THE CONSENT SOLICITATION — Record Date; Outstanding Units; Voting Rights,” on page 43 of the Offer to Purchase and Solicitation Statement is hereby amended and supplemented as follows:

      Only a holder of Units of record at the close of business on January 1, 2004, who has been admitted as a Limited Partner, shall be entitled to vote by written consent on the Proposals. As of the date of this Supplement, we do not own any Units. To the best of our knowledge, as of that date none of our affiliates owns any Units except for the Chairman and Chief Executive Officer of Starwood, who indirectly beneficially owns 259 Units. We have been informed that the persons who have voting control over and the power to dispose of these Units intend to tender them in the Offer and to consent to the Proposals.

      The first paragraph under the heading, “THE CONSENT SOLICITATION — The Proposals; Effective Time of the Proposals; Vote Required,” on page 43 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      We are soliciting your consent to each of the matters described in the Proposals to facilitate and expedite your transfer and our ownership of Units tendered in the Offer and our ability promptly to effect the Merger. By granting your consent to a Proposal described below, you will also be appointing us as your attorney-in-fact and proxy for the purpose of taking any action we consider necessary or desirable to effect that Proposal. The form of the power of attorney and proxy is set forth in its entirety on the Consent Form. As to each Proposal, your abstention or failure to return timely the enclosed Consent Form will have the same effect as not consenting to the Proposal. As part of the Consent Solicitation, we are also soliciting from you the power of attorney and proxy contained in the Agreement of Assignment and Transfer. See “THE TENDER OFFER — Procedure for Accepting the Offer and Tendering Units — Appointment as Attorney-in-Fact and Proxy.”

      The definition of “Qualified Tender Offer” under the heading, “THE CONSENT SOLICITATION — The Proposals; Effective Time of the Proposals; Vote Required; Proposal No. 2. Solicitation of Consents to the Amendments,” on page 44 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

•	“Qualified Tender Offer.” Qualified Tender Offer would be defined as an offer to purchase all Units for cash in which the offeror publicly discloses that it intends to consummate a Qualified Merger following the completion of such offer if, following the completion of the offer, the offeror owns a majority of the Units.

      The first paragraph set forth under the heading, “THE CONSENT SOLICITATION — Voting and Revocation of Consents,” on page 47 of the Offer to Purchase and Solicitation Statement is hereby amended in its entirety as follows:

      If you wish to consent to any or all of the Proposals, you must deliver the enclosed new YELLOW Consent Form to the Depositary in the manner set forth below, even if you have already delivered a green Consent Form to us.

      Your YELLOW Consent Form must be properly executed and delivered no later than 5:00 P.M., EASTERN TIME, ON FEBRUARY 6, 2004 (or such later time to which the expiration of the Solicitation Period may be extended) by mail, hand delivery, overnight courier or facsimile to the Depositary:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Facsimile: 718-234-5001
Telephone: 877-248-6417 (Toll-Free)

OTHER MATTERS

2.     AVAILABLE INFORMATION; INCORPORATION BY REFERENCE

      The paragraph under the heading, “OTHER MATTERS — Available Information; Incorporation by Reference,” is supplemented as follows:

      The Partnership’s Third Quarter 10-Q is incorporated by reference into this Offer to Purchase and Solicitation Statement.

ANNEX E

      The text of the definition of “Qualified Tender Offer,” proposed as a new Section 1.40 of the Partnership Agreement under the heading, “ANNEX E — TEXT OF PROPOSED AMENDMENTS TO PARTNERSHIP AGREEMENT,” on page E-1 of the Offer to Purchase and Solicitation Statement, is hereby replaced in its entirety as follows:

      1.40 “Qualified Tender Offer” An offer to purchase all Units for cash in which the offeror publicly discloses that it intends to consummate a Qualified Merger following completion of such offer, if following completion of the offer, the offeror owns a majority of the Units.

The Depositary
for WHLP Acquisition LLC’s offer for all the Units of the Partnership and the Consent Solicitation is:

American Stock Transfer & Trust Company

By Mail, Hand Delivery, Overnight Delivery or Facsimile:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038

Facsimile: 718-234-5001

Confirm by Telephone Toll-Free:

(877) 248-6417

      If delivery of the Agreement of Assignment and Transfer and/or related documents is by facsimile, you must also return the original documents, which originals, only, may be received after the Expiration Date provided that the facsimile is received prior to or on the Expiration Date. If delivery of the Consent Form is by facsimile, the original Consent Form need not also be returned to the Depositary.

      Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase and Solicitation Statement, the Agreement of Assignment and Transfer, the Consent Form and/or related tender offer materials may be directed to the Information Agent at its telephone number and location listed below. Unitholders may also contact their local, commercial bank, trust company or nominee for assistance concerning the offer to exchange.

The Information Agent

for WHLP Acquisition LLC’s offer for all the Units of the Partnership and the Consent Solicitation is:

D. F. King & Co., Inc.

Contact information:

D. F. King & Co., Inc.

48 Wall Street
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (888) 605-1957